Exhibit 4.18
SETTLEMENT and RELEASE AGREEMENT
     This Settlement and Release Agreement (this “Agreement”) effective as of March 31, 2005 (the “Effective Date”) is executed and entered into by and between Viseon, Inc., f/k/a RSI Systems, Inc., a corporation duly organized and existing pursuant to the laws of the state of Nevada, including each and all of its previous, current and future subsidiaries, parent and sister corporations (hereinafter collectively “Viseon”) and Altron, Inc. a corporation duly organized and existing in good standing pursuant to the laws of the state of Minnesota, including each and all of its previous, current and future subsidiaries, parent and sister corporations (hereinafter collectively “Altron”) (hereinafter independently a “Party” and collectively the “Parties”) for the mutual considerations and purposes herein expressed.
FACTUAL RECITATIONS
     WHEREAS, the Parties entered into that certain written agreement dated on or about the ___day of ___1996, regarding the purchase and delivery of component parts related to the Videoflyer product previously manufactured by RSI Systems, Inc. (the “Contract”); and
     WHEREAS, In 2001, Altron invoiced RSI Systems, Inc. for amounts totaling $1,150,000, which included, in addition to charges for components and raw parts, certain “carrying charges” which were not expressly authorized by the Contract (the “Alleged Account Receivable”); and
     WHEREAS, Viseon disputed the validity of the Alleged Account Receivable and the amounts of the invoices of which it was comprised, acknowledging an account payable to Altron of only $575,000, being the amount of the total liability that Viseon believed it owed to Altron for goods received in accordance with the Contract; and
     WHEREAS, A justiciable controversy exists with regard to the actual dollar amount of the liability owed by Viseon to Altron; and

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     WHEREAS, The parties have not transacted business, pursuant to the Contract or otherwise, since such time; and
     WHEREAS, Viseon and Altron have agreed to settle this matter in its entirety whereby in consideration of the extinguishment of the entire Alleged Account Receivable, the termination of the Contract and a full and final release of all liabilities heretofore and hereafter arising thereunder, Viseon will issue to Altron 350,000 shares of its common stock and a four-year warrant to purchase an additional 600,000 shares of its common stock at an exercise price of $1.26 per share; and
     WHEREAS, Viseon and Altron desire to fully and finally compromise and settle all remaining obligations owed by each Party to the other Party pursuant to the Contract and all prior business dealings by entering into this Agreement and granting the releases herein contained.
     NOW, THEREFORE, for and in consideration of valuable consideration heretofore paid, the consideration set forth herein, the agreements herein contained and the mutual premises hereof, the receipt and sufficiency of all of which the Parties hereby acknowledge, the Parties agree to the terms and conditions hereof as more particularly set forth below.
OPERATIVE PROVISIONS
1. Factual Recitations. The Parties acknowledge and agree that statements of fact contained in the Factual Recitations set forth hereinabove are not mere recitals and that such statements constitute terms and conditions hereof, the veracity of which the Parties are relying upon in entering into this Agreement.
2. Intent and Purpose. The Parties are entering into this Agreement for the purposes of (a) fully settling and resolving all claims that Viseon currently has, has had, or may have against Altron with respect to all prior dealings between them; (b) fully settling and resolving all claims that Altron currently has, has had, or may have against Viseon with respect to all prior dealings between them, (c) terminating the Contract and relieving all

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parties of any further obligations with respect thereto, (d) fully and finally satisfying all monetary obligations Viseon may owe to Altron for the Alleged Account Receivable or otherwise and (e) confirming that no Party, after further consideration, is desirous of initiating or pursuing any claims – civil, criminal or regulatory – against any other Party in any forum based upon or occasioned by any act or omission of any Party occurring on or before the Effective Date.
3. Finality. The Parties have negotiated a full and final compromise and settlement of all matters and issues now in dispute or which may give rise to any future dispute between them, and they desire to enter into this Agreement to avoid litigation and to buy peace. By entering into this Agreement, however, the Parties expressly state that they are not admitting any liability or fault of any kind to any other Party. This Agreement contains the entire and complete agreement between the Parties, which shall go into operation upon the delivery to Viseon of an original counterpart of this Agreement, duly executed by Altron (the “Triggering Event”), but nevertheless effective as of the Effective Date.
4. Consideration for Altron Release. In consideration of Altron’s full and final release of Viseon for the Alleged Account Receivable and the general release given by Altron herein, Viseon shall deliver to Altron the following:
A. VISEON COMMON STOCK
On the Effective Date Viseon agrees to, and hereby does concurrent with the Triggering Event, sell, transfer and convey to Altron Three Hundred Fifty Thousand (350,000) shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of Viseon, par value $0.01 per share, (the “Common Stock”). Viseon shall direct its transfer agent to issue all such shares in one or more paper share certificates registered in the following name: “ALAN C. PHILLIPS AND DELORES V. PHILLIPS, TRUSTEES, AND ANY SUCCESSOR TRUSTEE (S}, OF THE ALAN C. PHILLIPS REVOCABLE TRUST U/A DTD 10-22-93” and to deliver the same to Altron at the following address: Altron Inc., c/o ALAN C. PHILLIPS, PO BOX 246, ANOKA, MN 55303.

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B. WARRANTS TO PURCHASE VISEON COMMON STOCK
On the Effective Date Viseon agrees to, and hereby does concurrent with the Triggering Event, sell, transfer and convey to Altron a warrant entitling Altron to purchase from the Company up to Six Hundred Thousand (600,000) shares of duly authorized, validly issued, fully paid and nonassessable Common Stock of the Company, par value $0.01 per share, at any time for a period of four years, all subject to the terms, conditions and adjustments as set forth therein (the “Warrant”). Viseon shall issue all such warrants registered in the following name: “ALAN C. PHILLIPS AND DELORES V. PHILLIPS, TRUSTEES, AND ANY SUCCESSOR TRUSTEE (S}, OF THE ALAN C. PHILLIPS REVOCABLE TRUST U/A DTD 10-22-93” and to deliver the same to Altron at the following address: Altron Inc., c/o ALAN C. PHILLIPS, PO BOX 246, ANOKA, MN 55303.
5. Consideration for Viseon Release. In consideration of the general release given by Viseon, Altron shall deliver to Viseon the following:
A. DISCHARGE OF THE ALLEGED ACCOUNT RECEIVABLE.
On the Effective Date Altron agrees to, and hereby does, concurrent with the Triggering Event, forgive, irrevocably release and forever discharge Viseon of and from any and all liability and payment obligations on the entire remaining balance of the Alleged Account Receivable and all obligations arising pursuant to the Contract. As evidence thereof, Altron shall deliver to Viseon any and all documents and to take all additional actions, which may be necessary or appropriate to give full force and effect to the discharge of such indebtedness and the intent of this Agreement.
6. Altron Release. With the exception of the duties and obligations that are set forth and assumed in this Agreement, each of Altron, and anyone claiming by, through or under him, fully, irrevocably, and unconditionally releases, acquits, and forever discharges Viseon and its respective officers, directors, shareholders, employees, agents, attorneys, representatives, successors, assigns or heirs, servants, insurers, affiliates, subsidiaries and parent companies, of and from any and all costs, expenses, damages, claims, rights, obligations and causes of action of any kind whatsoever, of every kind or character, known or unknown, which each of Altron now has, has had or may have against Viseon or any such released party, based upon, relating to or arising from any act or failure to

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act occurring before the Effective Date, including, without limitation, any and all claims, causes of action, matters, transactions and demands that could be asserted as a result of, relating to or arising from the Agreement and all facts and circumstances of the negotiation, execution or performance thereof and thereunder, (hereinafter collectively referred to as the “Claims”). The Claims include any and all claims, obligations and theories of recovery of all types and kinds, whether known or unknown, past, present or future, and which are based solely on facts, actions or omissions that existed as of the execution of this Agreement, whether contingent, prospective or matured, whether arising in equity or in law, whether arising under the common law, any contract, statute or otherwise, recognized by the law of any jurisdiction and shall include, but not be limited to, causes of action, claims, debts, obligations, actions, demands, liabilities, suits, and judgments. The aforementioned damages shall be defined as any and all elements of relief or recovery of whatsoever nature, whether known or unknown, recognized by the law of any jurisdiction and shall include, but not be limited to, (i) actual damages (whether direct, consequential, coincidental or otherwise) of every description, such as personal injury, mental anguish, emotional distress, reputational loss (i.e., libel and slander) and economic loss; (ii) any other item of loss or injury; (iii) specific performance, (iv) statutory, treble, additional, multiple, penal, exemplary and/or punitive damages; (v) attorneys’ fees; (vi) pre-judgment or post-judgment or other interest; (vii) declaratory, injunctive and equitable relief; (viii) expenses; (ix) expert witness fees; and (x) costs of court (“Damages”). Altron acknowledges and agrees that this release is a broad, general and unconditional release that should be liberally construed and, by reason of this release, Altron intends to and does release Viseon from any and all Claims, Damages, obligations, costs, rights or remedies whatsoever that Altron may have against Viseon.
7. Viseon Release. With the exception of the duties and obligations set forth and assumed in this Agreement, each of Viseon, and anyone claiming by, through or under it, hereby fully, irrevocably and unconditionally releases, acquits, and forever discharges Altron and

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any of his respective employees, agents, attorneys, representatives, successors, assigns, heirs, servants, insurers and affiliates of and from any and all costs, expenses, claims, rights, obligations and causes of action of any kind whatsoever, of every kind or character, known or unknown, which Viseon now has, has had or may have against Altron or any such released party based upon, relating to or arising from any act or failure to act occurring before the Effective Date, including, without limitation any and all claims, causes of action, matters, transactions and demands that could be asserted as a result of, relating to or arising from the Agreement and all facts and circumstances of the negotiation, execution or performance thereof and thereunder, (hereinafter collectively referred to as the “Claims”). The Claims include any and all claims, obligations and theories of recovery of all types and kinds, whether known or unknown, past, present or future, and which are based solely on facts, actions or omissions that existed as of the execution of this Agreement, whether contingent, prospective or matured, whether arising in equity or in law, whether arising under the common law, any contract, statute or otherwise, recognized by the law of any jurisdiction and shall include, but not be limited to, causes of action, claims, debts, obligations, actions, demands, liabilities, suits, and judgments. The aforementioned damages shall be defined as any and all elements of relief or recovery of whatsoever nature, whether known or unknown, recognized by the law of any jurisdiction and shall include, but not be limited to, (i) actual damages (whether direct, consequential, coincidental or otherwise) of every description, such as personal injury, mental anguish, emotional distress, reputational loss (i.e., libel and slander) and economic loss; (ii) any other item of loss or injury; (iii) specific performance, (iv) statutory, treble, additional, multiple, penal, exemplary and/or punitive damages; (v) attorneys’ fees; (vi) pre-judgment or post-judgment or other interest; (vii) declaratory, injunctive and equitable relief; (viii) expenses; (ix) expert witness fees; and (x) costs of court (“Damages”). Viseon acknowledges and agrees that this release is a broad, general and unconditional release that should be liberally construed and, by reason of this release, Viseon intends to and does hereby release Altron from any and all Claims, Damages, obligations, costs, rights or remedies that Viseon may have against Altron.

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8. Covenants Not to Sue. With the exception of the duties and obligations that are set forth herein, or imposed by any statute, code, rule, court order, compulsory process or law, the parties agree and covenant not to sue, prosecute or assist, directly or indirectly, in suing or prosecuting any claims or seeking recovery of any damages against any other party for any claims that are released in this Agreement. Altron and Viseon each acknowledge and agree that pursuant to the terms of this Agreement, any and all claims that either Party could have made against the other Party have been in all things satisfied and resolved.
9. Acknowledgement of Discharge of the Alleged Account Receivable. Upon receipt of this Agreement duly executed by Viseon, the Warrant and reasonably satisfactory evidence of Viseon’s request to its transfer agent that the Common Stock be issued and delivered, Altron shall, and hereby does, forgive, irrevocably release and forever discharge Viseon of and from any and all liability and payment obligations on the entire remaining balance outstanding on the Alleged Account Receivable.
10. Representations. Each party to this Agreement warrants, represents and agrees that it is fully authorized to enter into this Agreement without the consent of any third party. Each person signing this Agreement represents and warrants that they have been duly authorized and empowered to sign this Agreement on behalf of the party which such person purports to represent and that this Agreement is a lawful and binding obligation of such party.
11. Further Instruments. Each party agrees to execute and deliver such other and further instruments and will do such other and further acts as may be necessary to carry out more effectively the provisions and purposes of this Agreement.

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12. No Extraneous Promises. Each party to this Agreement acknowledges that no representation, promise, or inducement not herein expressed has been made to it in connection with this Agreement and that it is not relying upon any representation, promise, or inducement that is not contained in this Agreement. Each party to this Agreement has been represented by counsel in connection with the negotiation of this Agreement. Moreover, each party has made its own investigation of the matters covered by this Agreement to the extent it deemed necessary; no party will seek to set aside this Agreement on the grounds of fraud or mistake.
13. Presumption against Scrivener. No provision of this Agreement shall be construed against or interpreted to the disadvantage of any Party hereto by any court or other governmental or judicial authority by reason of such Party’s having or being deemed to have structured, drafted or dictated such provision. Each Party to this Agreement acknowledges, recognizes and agrees that it has had a full and fair opportunity to review and comment on this Agreement, with counsel of its choice, and to suggest or demand any changes. Accordingly, should any court ever conclude that there is any ambiguity in this Agreement which the Parties hereto do not foresee but wish to address, no Party to this Agreement will assert that the ambiguity should be construed against the other Party because the other Party drafted any such provision in question.
14. Invalid Provisions. Each provision and term of this Agreement is intended to be separate. If any term, covenant, condition or provision hereof is illegal, invalid or unenforceable for any reason whatsoever, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remaining parts of this Agreement and all such remaining parts hereof shall not be impaired or invalidated in any way, but shall be legal, valid and enforceable and have full force and effect as if the illegal, invalid, unenforceable part had not been included.

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15. Entire Agreement. This Agreement, constitutes the complete agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, understandings, or inducements (either oral or written, expressed or implied) and may not be modified, altered, or amended except by a written agreement signed by Altron or Viseon, as applicable. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise, have been made by any party, or anyone acting on behalf of such party, which are not embodied herein, and no other agreement, statement or promise not herein contained shall be valid or binding. The parties hereto have had an opportunity, if so desired, to consult with their respective attorneys concerning the meaning and the import of this Agreement and each has read this Agreement, as signified by their signatures below, and is executing the same for the purposes and consideration herein expressed.
16. Successors and Assigns. This Agreement and the covenants, obligations, undertakings, rights and benefits hereof shall be binding upon, and shall inure to the benefit of, the Parties hereto and their respective successors and assigns.
17. Confidentiality. The Parties hereby agree to keep the terms and provisions of this Agreement confidential; provided, however, that each Party may disclose the terms and provisions of this Agreement, as may be necessary, to their auditors, bankers and attorneys and in any judicial proceeding brought by such Party to enforce this Agreement or which involves issues to which this Agreement is relevant or required by law.
18. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original, and all of which taken together shall constitute one final agreement as if signed by all Parties. In making proof of this Agreement, it shall not be necessary to produce or account for more than one counterpart. A facsimile or photocopy of an executed counterpart of this

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Agreement shall be sufficient to bind any Party or Parties whose signature appears thereon and delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be effective as delivery of a manually executed counterpart thereof.
19. Headings. The headings used in this Agreement are for administrative purposes only and do not constitute substantive matter to be considered in construing the terms and shall not affect the interpretation of this Agreement. The titles and headings in this Agreement are for reference purposes only and will not in any manner limit the construction of this Agreement. For the purposes of such construction, this Agreement will be considered as a whole. The terms “including” and “include” as used in this Agreement will be deemed to include the phrase “without limitation”.
20. Attorney’s Fees and Costs. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees, costs, and necessary disbursements from the offending party, in addition to any other relief to which it may be entitled.
21. Notices. All notices, requests, demands, waivers, consents and other communications required or permitted to be given hereunder shall be (a) in writing; (b) delivered either in person, by facsimile transmission, by telegraphic or other electronic means, by overnight air courier guaranteeing next day delivery or by certified, registered or express mail, in each such case with all costs, fees, charges and/or postage prepaid and (c) directed to each respective party at the following addresses (or at such other address as shall have been previously given in writing in accordance with the terms hereof by any party hereto):
If to Viseon:
Viseon, Inc.
Attention: President
545 E. John Carpenter Freeway, Suite 1430
Irving, Texas 75062

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If to Altron:
Altron, Inc.
Attention: President
6700 Bunker Lake Blvd. NW
Anoka, MN 55303-4595
Any party may be given notice in accordance with this Section by any other party at another address or by delivery to another person designated for receipt of notices, if such party so designates such other person or address in writing in accordance with this Section 21. All notices shall be deemed to have been served, duly given and become effective: (a) immediately upon receipt if delivered by hand, ground courier or personal delivery on any business day prior to 5:00 p.m., local time or on the next succeeding Business Day if delivered on a non-business day or after 5:00 p.m., local time; (b) four (4) hours from the time of transmission with confirmed receipt at its destination on any business day prior to 5:00 p.m., local time if delivered by facsimile, telex, telecopy or other telegraphic or electronic means or on the next succeeding Business Day if receipt at its destination is on a non-business day or after 5:00 p.m., local time subject to verification by the sender of the transmission report confirming receipt; (c) one Business Day after having been timely delivered to an air courier for guaranteed overnight delivery or (d) five Business Days after having been deposited with the United States Postal Service as certified or registered mail, return receipt requested.
22. Governing Law. IT IS UNDERSTOOD AND AGREED THAT THIS AGREEMENT SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND SUBJECT TO, THE LAWS OF THE STATE OF TEXAS WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN TEXAS. THE PARTIES STIPULATE THAT VENUE FOR ANY

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ACTION, SUIT OR OTHER PROCEEDING SHALL BE MANDATORY IN DALLAS COUNTY TEXAS AND THAT THE DISTRICT COURTS OF DALLAS COUNTY TEXAS SHALL HAVE EXCLUSIVE JURISDICTION OF ANY SUCH ACTION, SUIT OR OTHER PROCEEDING.
23. Waiver of Jury Trial. EACH PARTY HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVES, RELINQUISHES AND FOREVER FORGOES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION, SUIT OR OTHER PROCEEDING BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT INCLUDING ANY AMENDMENTS HEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT, INCLUDING ANY AMENDMENTS, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION, SUIT OR OTHER PROCEEDING; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ACTION, SUIT OR OTHER PROCEEDING SHALL BE DECIDED BY A COURT TRIAL WITHOUT A JURY, AND THAT EITHER PARTY MAY FILE A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE OTHER TO THE WAIVER OF ANY RIGHT IT OR THEY MIGHT OTHERWISE HAVE TO A TRIAL BY JURY.

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement effective as of the day and year set forth above.

Viseon, Inc.	Altron, Inc

/s/ JOHN HARRIS	/s/ ALAN C. PHILLIPS

By: John Harris	By: Alan C. Phillips
President and Chief Executive Officer	President and Chief Financial Officer

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ACKNOWLEDGEMENT

STATE OF MINNESOTA	§
§
COUNTY OF	§
BEFORE ME, the undersigned authority, on this day personally appeared ALAN C. PHILLIPS known to me to be the person whose name is subscribed to the foregoing instrument and acknowledged to me that he is the President, Chief Financial Officer and Chief Executive Officer of Altron, Inc., that he is authorized to execute the foregoing instrument on behalf of Altron, Inc., and that he executed the foregoing instrument for the purposes and consideration and in the capacity therein stated.
GIVEN UNDER MY HAND AND SEAL OF OFFICE, this ___day of June 2005.

Notary Public, State of Minnesota

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